Exhibit 99.1

OCI Partners LP Reports 2015 Third Quarter Earnings and Announces $0.41 Quarterly Cash Distribution

Nederland, Texas, November 3, 2015 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three and nine months ended September 30, 2015. The Partnership owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont.

Summary of Financial Results for the Three Months Ended September 30, 2015

•	Revenues increased 16% to $104 million compared to $90 million for the same period in 2014

•	EBITDA increased 59% to $46 million compared to $29 million for the same period in 2014

•	Net income increased 21% to $23 million compared to $19 million for the same period in 2014

•	EBITDA and net income margins were 44% and 22%, respectively, compared to 32% and 21%, respectively, during the same period in 2014

Summary of Financial Results for the Nine Months Ended September 30, 2015

•	Revenues decreased 27% to $221 million compared to $303 million for the same period in 2014

•	EBITDA decreased 31% to $84 million compared to $122 million for the same period in 2014

•	Net income decreased 57% to $38 million compared to $89 million for the same period in 2014

•	EBITDA and net income margins were 38% and 17%, respectively, compared to 40% and 29%, respectively, during the same period in 2014

Sponsor Transaction

On August 6, 2015, the Partnership’s parent company, OCI N.V., announced that it had entered into a definitive agreement to combine its North American, European and Global Distribution businesses with CF Industries Holdings, Inc.’s (NYSE: CF) global assets in a transaction (the “CF-OCI Combination Transaction”) valued at approximately US$8 billion, based on CF’s then-current share price, including the assumption of approximately US$1.95 billion in net debt. Under the terms of the agreement, CF will become a subsidiary of a new holding company domiciled in the United Kingdom (the “new U.K. Company”) and OCI will contribute, among other subsidiaries and interests, its 100% membership interest in the Partnership’s general partner and its 79.88% limited partner interest in the

Partnership to the new U.K. Company. As stated in CF’s filings with the Securities and Exchange Commission (the “SEC”), in conjunction with entering into the CF-OCI Combination Transaction, on August 6, 2015, CF obtained financing commitments from Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA to finance the transactions contemplated by the combination agreement and for general corporate purposes. The proceeds of such committed financing are expected to be made available under a senior unsecured bridge term loan facility in an aggregate principal amount of up to $4.0 billion. The closing of the CF-OCI Combination Transaction requires the approval of shareholders of both OCI and CF and is subject to receipt of certain regulatory approvals and other customary closing conditions.

Subject to closing, the CF-OCI Combination Transaction will constitute a change of control under our Term Loan B Credit Facility and our Revolving Credit Facility, which is an event of default under these credit facilities. We expect that these credit facilities will be refinanced in connection with the closing of the CF-OCI Combination Transaction. However, there is no assurance that such refinancing will occur on acceptable terms or at all. Upon a default, unless waived, our lenders would have all remedies available to a secured lender and could elect to terminate their commitments, cease making further loans, cause their loans to become immediately due and payable in full, institute foreclosure proceedings against us or our assets and force us and our subsidiary into bankruptcy or liquidation.

Distributions

Based on the results of the three months ended September 30, 2015, the Board of Directors of the general partner of the Partnership has approved a cash distribution of $0.41 per common unit or approximately $35.7 million in the aggregate. The cash distribution will be payable on December 17, 2015 to unitholders of record at the close of business on November 30, 2015. The amount of any subsequent quarterly cash distributions, if any, will vary depending on our future earnings as well as our cash requirements for working capital and capital expenditures.

Run-Rate Quarterly Distribution Guidance

Our guidance for cash distributions on a run-rate basis per quarter is $0.40 per common unit. Our cash distribution guidance is based on an assumed average cost of natural gas of $2.70 per MMBtu, an assumed average methanol selling price of $310 per metric ton and an assumed average ammonia selling price of $430 per metric ton. The quarterly cash distribution guidance is also based on forecasted sales volumes of 217,000 metric tons and 79,000 metric tons of methanol and ammonia, respectively. The forecasted sales volumes assume a 95% utilization rate on both the methanol and ammonia production units. The assumptions used to calculate the cash distributions on a run-rate basis do not necessarily reflect current market conditions.

Our run-rate distribution guidance is based on a number of assumptions and estimates regarding our capacity utilization, our sales volumes, our selling prices for methanol and ammonia, our working capital needs, our capital expenditure needs and the prices of natural gas and other feedstocks, all of which are inherently uncertain and are primarily subject to commodity market conditions, which are in turn subject to a wide variety of significant business, economic and regulatory risks and uncertainties. Please see “Forward-Looking Statements” below.

Statement from President and Chief Executive Officer – Frank Bakker

“Our third quarter performance reflects capacity utilization rates of 98% and 87%, respectively, on our methanol and ammonia production units. Our ammonia production unit was shut down for 12 days due to an internal failure in the steam turbine, and the required repairs were covered under warranty. As a result, the ammonia production unit’s utilization rate was impacted accordingly.

In the United States, natural gas prices in the dipped below $2 per MMBtu for the first time since April 2012. This low natural gas pricing environment has helped offset declines in both methanol and ammonia prices.

The Tampa CFR contact price for ammonia was down $15 for the month of November settling at $420. Weather conditions in the United States remain too warm in most regions to commence the application season for the fall. Once weather conditions permit, the seasonal demand for ammonia ahead of the fall application season is expected to commence.

In the United States, methanol prices declined to $349 for the month of November, down from their highs of $442 in May.1 During the quarter, prices declined on the back of falling crude oil futures and the Chinese government’s decision to devalue the yuan. In addition, outages in formaldehyde, MTBE and acetic acid facilities have also slowed demand in the United States and, subsequently, impacted prices. Finally, ample methanol supply in the market in addition to new supply coming on stream from new methanol production facilities have also softened prices. On the supply-side, natural gas curtailments and restrictions continued in Venezuela, Egypt, Brunei and Trinidad.

In China there are presently ten completed MTO/MTP plants which are dependent on merchant methanol supply. During the quarter, their average operating rates were recorded at 73% down from their highs of 85-90% reflecting lower margins as a result of lower olefin prices. These utilization rates are expected to improve when both olefin and methanol prices rebound concurrently. These plants have the capacity to consume almost ten million metric tons of methanol annually. In addition, there are also several other MTO/MTP plants at various stages of construction which are expected to be complete by the end of 2015 and during the first quarter of 2016. These facilities are expected to add approximately nine million metric tons of new merchant methanol demand.

Over the long term, we remain positive on the methanol industry. We expect global methanol demand to remain strong supported by demand for the production of olefins, higher methanol blending in gasoline and a general global macroeconomic recovery.”

[1]	The methanol prices refer to Methanex’s Non-Discounted North American Reference Price

	Volume Weighted Average Price of		Volume Weighted Average Price of
	Methanol and Ammonia		Natural Gas
	($ per metric ton)		($ per MMBtu)
	For Three-Months Ended September 30,		For Three-Months Ended September 30,
	2015	2014	2015	2014
Ammonia	$418	$508	$2.88	$4.28
Methanol	$330	$394	$2.88	$4.28

	For Nine-Months Ended September 30,		For Nine-Months Ended September 30,
	2015	2014	2015	2014
Ammonia	$447	$479	$2.91	$4.67
Methanol	$346	$463	$2.91	$4.67

	Production		Capacity
	(in tons)		Utilization
			Rate %
	For Three-Months Ended September 30,		For Three-Months Ended September 30,
	2015	2014	2015	2014
Ammonia	72,960	62,276	87%	93%
Methanol	226,057	136,307	98%	74%

	For Nine-Months Ended September 30,		For Nine-Months Ended September 30,
	2015	2014	2015	2014
Ammonia	156,784	191,116	88%	96%
Methanol	440,684	461,440	95%	85%

Non-GAAP Financial Measure

EBITDA is defined as net income plus (i) interest expense and other financing costs, (ii) income tax expense and (iii) depreciation expense. EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, EBITDA presented by other companies may not be comparable to our presentation because each company may define EBITDA differently.

*	The utilization rates for the Nine-Months Ended September 30, 2015 do not factor in the planned downtime scheduled for the completion of the debottlenecking project and turnaround. Once factored in to the calculations, the utilization rates for the ammonia and methanol production lines during the Nine-Months Ended September 30 2015 were 68% and 70%, respectively.

EBITDA margin is defined as EBITDA divided by revenues. EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

The table below reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2015.

	Three Months Ended September 30
	2015	$ millions	2014
Net income	$23.1		$18.6
Add:
Interest expense	7.3		4.1
Interest expense – related party	0.1		0.1
Depreciation expense	15.5		5.8
Income tax expense	0.4		0.3
EBITDA	$46.4		$28.9
Total Revenues	$103.7		$90.5
EBITDA Margin	45%		32%
Net Income Margin	22%		21%

	Nine Months Ended September 30
	2015	$ millions	2014
Net income	$37.5		$88.5
Add:
Interest expense	11.6		14.7
Interest expense – related party	0.2		0.2
Depreciation expense	34.3		17.2
Income tax expense	0.6		1.2
EBITDA	$84.2		$121.8
Total Revenues	$221.0		$303.5
EBITDA Margin	38%		40%
Net Income Margin	17%		29%

Conference Call with Management

The Partnership will hold a conference call today, November 3, 2015, at 12:00pm EST, during which the Partnership’s senior management will review the Partnership’s financial results for the third quarter ended September 30, 2015 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 69516172. A replay of the conference call will be made available December 3, 2015 and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 69516172.

About OCI Partners LP

OCI Partners LP (NYSE: OCIP) owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements and may address certain plans, activities or events which will or may occur in the future and relate to, among other things, the proposed business combination transactions involving OCI, the new U.K. Company and CF, financing of the proposed transactions, the benefits, effects and timing of the proposed transactions, future financial and operating results of the combined company, and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, the following: our business plans may change as the methanol and ammonia industry and markets warrant; the demand and sales prices for methanol, ammonia and their derivatives may decrease due to market, governmental and other factors; we may be unable to obtain economically priced natural gas and other feedstocks; we may be unable to successfully implement our business strategies; the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility); the timing and length of planned and unplanned downtime; the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters; and the following certain risks and uncertainties related to the business combination transactions between OCI, the new U.K. Company and CF: the possibility that the various closing conditions for the transactions may not be satisfied or waived, including the ability to obtain regulatory approvals of the transactions on the proposed terms and schedule; the risk that competing offers will be made; the failure of OCI or CF shareholders to approve the transactions; the risk that access to financing, including for refinancing of indebtedness of the new U.K. Company or CF, may not be available on a timely basis and on reasonable terms; the outcome of pending or potential litigation or governmental investigations; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; uncertainty of the expected financial performance of the combined company following completion of the proposed transactions; the combined company’s ability to achieve the cost savings and synergies contemplated by the proposed transactions within the expected time frame; disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees or suppliers; changes in tax laws or interpretations, including but not limited to changes that could increase the new U.K. Company’s or CF’s consolidated tax liabilities, or that would result, if the transactions were consummated, in the new U.K. Company being treated as a domestic corporation for U.S. federal tax purposes, or that could impose U.S. federal income taxes in connection with the spin-off from OCI; and general economic conditions that are less favorable than expected. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q and to the “Forward Looking Statements” and “Risk Factors” sections of CF’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, in each case filed with the SEC up to the date hereof, which are available at the SEC’s website http://www.sec.gov. Neither the Partnership, OCI, the new U.K. Company nor CF undertake to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed business combination transactions involving OCI, the new U.K. Company and CF, the new U.K. Company will file with the SEC a registration statement on Form S-4 that will include as prospectuses a shareholder circular of OCI and a preliminary proxy statement of CF. After the registration statement has been declared effective by the SEC, the shareholder circular/prospectus will be mailed to OCI shareholders and a definitive proxy statement/prospectus will be mailed to CF shareholders. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE DOCUMENTS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO), AND ALL OTHER DOCUMENTS RELATING TO THE TRANSACTIONS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. You may obtain a copy of the shareholder circular/prospectus and the proxy statement/prospectus (when available) and other related documents filed by OCI, the new U.K. Company and CF with the SEC regarding the proposed transactions, free of charge, through the website maintained by the SEC at www.sec.gov, by directing a request to OCI’s Investor Relations department at investor.relations@oci.nl, tel. +31 6 1825 1367, or to CF’s Investor Relations department at investorrelations@cfindustries.com, tel. +1-847-405-2550. Copies of the shareholder circular/prospectus, the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference therein (when available) can also be obtained, free of charge, through OCI’s website at www.oci.nl under the heading “Investor Relations” and through CF’s website at www.cfindustries.com under the heading “CF Industries (CF) Investors” and then under the heading “SEC Filings”.

Participants in the Solicitation

OCI, the new U.K. Company, CF and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed transactions will be set forth in the proxy statement/prospectus/shareholder circular when it is filed with the SEC. You can find information about OCI’s executive and non-executive directors in its 2014 annual report filed on April 29, 2015 available on OCI’s website at www.oci.nl under the heading “Investor Relations” and about CF’s directors and executive officers in its definitive proxy statement filed with the SEC on April 2, 2015. You can obtain free copies of these documents from OCI or CF using the contact information above.

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Contacts:

Omar Darwazah

Director of Investor Relations & Strategy

Phone: +1 917-434-7734

omar.darwazah@oci.nl